Exhibit 10.33
EMPLOYMENT AGREEMENT
January 14, 2008
Ellen Harmon
16 Hillandale Road
Rye Brook, New York 10573
     ATMI, Inc., a Delaware corporation, has agreed to enter into an employment agreement with you on the terms and subject to the conditions herein. The “Company” or “ATMI”, as used in this Agreement shall be defined as ATMI, Inc. and for purposes of Section 7 hereof shall include any of its subsidiaries or affiliates for which you provide any product, process, technology or service to or supervise or otherwise participate in during the two (2) years prior to the termination of your employment with ATMI, Inc. You have agreed to enter into an employment agreement containing, among other things, restrictions on your ability to compete with the business of the Company and its subsidiaries and affiliates to the extent provided in the preceding sentence for a period of time following your termination of employment.
     Accordingly, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, including but not limited to (i) your receipt of a term of employment pursuant to Section 2 of this Agreement; (ii) your access to and receipt of the confidential, proprietary and trade secret information of the Company and its subsidiaries and affiliates; (iii) your receipt of compensation pursuant to Section 3 of this Agreement; and (iv) your receipt of other benefits, including without limitation, stock options and restricted stock, pursuant to Section 4 of this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, effective the date of this Agreement, the Company and you agree as follows:
     1. Position and Responsibilities.
     1.1 You shall serve as Chief Legal Officer, Executive Vice President and Secretary of the Company and of Advanced Technology Materials, Inc., a Delaware corporation (“ATMI Sub”), or in such other capacity as shall be mutually agreed upon by you and the Board of Directors of ATMI. You shall perform such duties at Danbury, Connecticut or such other place as you and the Company shall mutually agree. You shall report directly to the CEO of the Company and ATMI Sub.
     1.2 You will, to the best of your ability, devote your full business time and good faith efforts to the performance of your duties hereunder and to the business and affairs of the

Company. You agree to serve as an officer of the Company and/or ATMI Sub, if elected by their respective Boards of Directors, and to perform such executive duties consistent with your positions as set forth above as may be reasonably assigned to you by their respective Boards of Directors from time to time.
     1.3 You will duly, punctually and faithfully perform and observe any and all reasonable rules and regulations which the Company and/or ATMI Sub may now or shall hereafter establish (if and once communicated to you) governing the conduct of the Company’s business and generally applicable to similarly situated employees or officers of ATMI.
     2. Term of Employment.
     2.1 The term of your employment shall be two (2) years (the “Initial Term”) commencing on or about January 28, 2008, provided your employment shall automatically terminate upon your death and may be terminated at any time as provided in Sections 2.2 and 2.3. At the end of the Initial Term, unless the parties mutually agree to renew, extend or modify the provisions hereof, your employment shall continue “at will,” subject to the Company’s obligations under this Section 2, and the other terms and conditions of this Agreement (as then in effect) shall continue. Sections 2.6, 2.7 and 2.8 will apply to termination of your employment after the Initial Term by the Company without Cause (other than pursuant to Section 2.2(c)) or by you pursuant to Section 2.3.
     2.2 The Company shall have the right, on written notice to you specifying the reason, to terminate your employment:
     (a) subject to Section 2.5 hereof, immediately for Cause (as defined in Section 2.4), subject to the cure rights set forth in Section 2.4, or
     (b) subject to Sections 2.6, 2.7, 2.8 and 2.9 hereof, at any time without Cause, or
     (c) in the event of your total disability meaning that, in the reasonable determination of the Board of Directors of ATMI, a mental or physical condition renders you unable or incompetent to carry out the essential functions of your position (with reasonable accommodation to the extent required pursuant to the Americans with Disabilities Act) for a period of ninety (90) consecutive days; provided that, if ATMI’s long-term disability (“LTD”) program now or later requires a disability to continue for more than 90 days to be eligible for LTD benefit coverage, you shall be allowed to take unpaid leave of absence in lieu of termination under Section 2.2(b) or (c) until such time as you qualify for LTD benefits if such leave will enable you to so qualify.
     2.3 You shall have the right, on written notice to the Company, to terminate your employment for “good reason,” which shall mean a resignation of your employment following (a) any material breach by the Company of any of its obligations to you under this Agreement; (b) a significant decrease by the Board of Directors of ATMI or ATMI Sub of your titles, positions, duties or authority as set forth herein (except in connection with a termination pursuant to Section 2.2(a) or (c)), including without limitation any failure by the Board of Directors of the

Company or ATMI Sub to elect or re-elect you to your positions as Executive Vice President, Chief Legal Officer and/or Secretary thereof; (c) any reduction in your Base Salary under Section 3.1; (d) any reduction in your 45% of Base Salary target incentive compensation opportunity; (e) any relocation of your primary place of employment more than 50 miles without your consent; or (f) any failure of the Company to have any successor to all or substantially all of the business and properties of the Company assume all of the liabilities and obligations of the Company under this Agreement (and any stock option or restricted stock agreement to which you are a party, unless the awards covered thereby have fully vested), provided, in each case, that a prior written notice specifying the reasons within one hundred eighty (180) days after such breach, and an opportunity to cure such breach (if curable), shall be afforded the Company and “good reason” shall exist only if the Company shall fail to cure such breach within thirty (30) days after its receipt of such notice.
     2.4 The term “Cause” shall mean (i) your willful failure or refusal to render substantial services to the Company in accordance with your obligations under this Agreement,; (ii) the commission by you of an act of fraud or embezzlement against the Company or the commission by you of any other criminal act committed with the intent to materially injure the Company; (iii) an act of moral turpitude by you which is materially detrimental to the business or reputation of the Company; or (iv) your having been convicted of, or pleading nolo contendere to, a felony (other than traffic offenses which do not bring you or the Company into disgrace or disrepute); provided that, with respect to clauses (i) or (iii) hereof, if your alleged failure, act or refusal is capable of cure, a written notice within three (3) months of such alleged failure, act or refusal and opportunity to cure shall be afforded you and, in such event, Cause shall exist if you fail to cure such failure, act or refusal within a reasonable period of time not to exceed thirty (30) days. For purposes of this Section 2.4, the term “Company” shall include the Company, ATMI Sub and their respective subsidiaries and affiliates. For purposes of this Section 2.4, an action or inaction shall not be treated as “willful failure or refusal” if authorized by the Board of Directors of the Company or taken in the good faith belief that it was in, or not opposed to, the best interests of the Company or ATMI Sub or their respective subsidiaries or affiliates.
     2.5 If you are terminated for Cause, neither the Company nor any affiliate of the Company shall have any further obligation to you or your personal representatives under this Agreement, except for salary and any previously awarded but not yet paid bonus for any completed fiscal year, additional compensation and permitted business expenses, accrued hereunder and unpaid at the date of termination. Further, your rights under employee benefit plans and arrangements of the Company or ATMI Sub shall be determined in accordance with the provisions of such plans and arrangements and applicable law except to the extent that this Agreement expressly provides otherwise. Within ten (10) days of the date of termination of your employment, you shall return to the Company all records and other personal property of the Company in your possession or control, including all confidential, proprietary or trade secret information of the Company and its subsidiaries and affiliates.
     2.6 In the event of the termination of your employment pursuant to either Section 2.2(b) or Section 2.3, in addition to any other amounts set forth in Section 2.5 hereof, the Company shall pay to you an aggregate of twelve (12) months’ Base Salary at the time of termination, less applicable taxes and withholding (the “Severance Payment”), in the manner and subject to the terms and conditions as hereinafter provided, plus any previously awarded but not yet paid bonus for any completed fiscal year, and the Company shall provide you during such period medical, dental, life and disability insurance benefits on the same basis the Company would have provided you such benefits during such period had you continued to be an employee of the Company (collectively, the “Severance Benefits”). The Severance Payment shall be payable in installments on such date or dates on which Base Salary would have been paid to you had your employment not been terminated.
     2.7 In the event of the termination of your employment pursuant to either Section 2.2(b) or 2.3 within 548 days after a “change in control” of ATMI , (a) all stock options held by you to purchase shares of ATMI Common Stock shall become fully vested and immediately exercisable and shall remain exercisable for no less than one year after such termination, notwithstanding the vesting and exercise provisions of any stock option award agreement concerning such options but subject to the expiration date provided in such option agreement without regard to a termination of employment; provided that such acceleration of vesting shall not occur if and to the extent that (i) ATMI’s independent accountant has advised the Board of Directors of ATMI that such acceleration could prohibit the accounting treatment of the transaction which is a change in control as a pooling of interests under Accounting Principles Board Opinion No. 16 (or any successor opinion) and (ii) the Board of Directors of ATMI intends to treat such transaction as a pooling of interests, in which case options would continue to vest as permitted within the terms of the applicable stock plans and stock option award agreements; (b) all restricted stock issued to you in connection with your employment shall become immediately fully vested notwithstanding the vesting provisions of any restricted stock agreement concerning such restricted stock; and (c) you will be entitled at a minimum to the target amount under any bonus plans then in effect as if fully earned. To the extent that the vesting of all or some of your restricted stock, as provided in the preceding sentence, is not permitted under Section 7.3 of the ATMI 2003 Stock Plan (the “2003 Plan”) or a comparable provision of any other plan under which such shares are granted, such shares shall not vest. In lieu thereof, the Company will pay you within ten (10) days after the termination of your employment an amount in cash equal to the fair market value as of the date of termination of your employment of those restricted shares that do not vest, determined pursuant to Section 6.1(c) of the 2003 Plan or a comparable provision of any other plan under which such shares are granted. Benefits payable under this Section 2.7 or 2.6 or 2.5 upon or following a change in control may subject you to an excise tax as “excess parachute payments” under Section 280G of the Internal Revenue Code. ATMI will reimburse you for all excise taxes paid on a “fully grossed up basis”, such that you will receive the same net amount (after payment of all income, employment and excise taxes imposed with respect to such benefits and such tax reimbursements, and of any interest or penalties relating to any such excise taxes or to the income tax due on any such tax reimbursements (other than interest or penalties arising as a result of your failure to timely pay such excise or income taxes with respect to which you had previously received reimbursement) as you would have received if such excise tax had not been imposed in the first place.The reimbursement will constitute an excess parachute payment and will be subject to further excise tax. Such further excise tax will trigger further reimbursement by ATMI. For purposes of this Section 2.7, a “change in control” of ATMI shall be deemed to have taken place if: (i) a third person, including a “person” as defined in Section 13(d)(3) of the

Securities and Exchange Act becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act) directly or indirectly, of securities of ATMI representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of the directors of ATMI; (ii) as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets or one or more contested elections, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of ATMI immediately prior to the Transaction shall cease to constitute a majority of the Board of Directors of ATMI or of any successor to ATMI; (iii) the sale of all or substantially all of the assets of the Company (on a consolidated basis) in one or more related transactions to a person other than such a sale to a subsidiary of the Company which does not involve a change in the equity holdings of the Company; or (iv) the following individuals cease, for any reason (other than an act of God), to constitute a majority of the number of directors of the Company then serving: individuals who, on the date hereof, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment or election or nomination for election was previously so approved.
     2.8 You shall have no duty to mitigate the Severance Payment, Severance Benefits or any other amounts payable to you hereunder, and such amounts shall not be subject to reduction for any compensation or benefits received by you from employment in any capacity or other source following the termination of your employment with the Company.
     2.9 As a condition to your receipt of any payments and benefits provided for in Section 2.6, you must timely execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of or related to your employment (subject to the limitations set forth in this Section 2.9), provided that such requirement shall not apply after a change in control of the Company as defined in Section 2.7 above. The form and terms of such release shall not be unreasonable, and shall be no less favorable to you than those applied to any other executive officer of the Company during the preceding two year period. Such release shall not require you to waive any payments or benefits due or other rights upon termination pursuant to Section 2.2(b) or 2.3 as expressly provided in this Agreement or in respect of stock options, restricted stock or benefit plans and arrangements as expressly provided in this Agreement, or as expressly provided in the applicable documents governing such plans or arrangements. The terms of such release shall not be inconsistent with the terms of the this Agreement, and shall not impose any financial, non-compete or non-solicit obligations or conditions on you that are not already expressly imposed by this Agreement.

     3. Compensation.
     3.1 The Company shall pay to you for the services to be rendered hereunder a Base Salary at an annual rate of not less than $290,000, subject to customary withholding for federal, state and local taxes. Such Base Salary shall be payable periodically in conformity with the prevailing practice of ATMI for executives’ compensation as such practice shall be established or modified from time to time. Such Base Salary shall be subject to increase but not decrease from time to time to take into account appropriate cost of living adjustments and general compensation increases based on performance, in the discretion of the Board of Directors of ATMI (such base salary, as so increased, shall be the “Base Salary” herein).
     3.2 You shall be entitled to be reimbursed for all reasonable and necessary expenses incurred in connection with the performance of your duties hereunder provided that you shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policy from time to time adopted by the Company .
     4. Other Benefits.
     4.1 You shall be entitled to “time off” in accordance with the Executive Committee Time Off Program of ATMI, as the same may be in effect from time to time, without loss of compensation or other benefits to which you are entitled under this Agreement, to be taken at such times as you may reasonably select.
     4.2 You shall be entitled to participate in the ATMI Incentive Compensation Plan and any other compensation programs for employees of ATMI of equivalent position. You will be measured on Financial (75%) and MBOs (25%). For calendar years 2008 and 2009, you will have an incentive compensation award opportunity at target of not less than 45% of Base Salary and a maximum bonus opportunity of not less than 90% of Base Salary, which percentages shall be reviewed by the Compensation Committee of the Board of Directors of the Company for possible increase prior to the end of 2008. In connection with this incentive compensation opportunity, it is expected that you will receive a letter on or about January 31, 2008, reflecting your MBO goals for 2008 and a letter on or about January 1, 2009, reflecting your MBO goals for 2009. The actual amount of any incentive compensation award to you will be in the discretion of the Board of Directors of ATMI or an appropriate committee thereof, and will be based on pre-established company, business unit and individual goals.
     4.3 You shall be entitled to participate in the ATMI Senior Executive Perquisite Policy, on such terms as are established by ATMI in its sole discretion. For the calendar years 2008 and 2009, your allowance under this Policy shall be $10,000.00 per year (after tax).
     4.4 You shall be entitled to participate in the ATMI Long Term Incentive Stock Award Program, on such terms as are established at the discretion of the ATMI Board of Directors. ATMI’s Compensation Committee of the Board of Directors has determined to grant to you an initial Long Term Incentive Stock Award with a value of $400,000.00, evenly divided between stock options and restricted stock. The restricted stock award and the stock option grant share prices and number of shares will be established on your start date. Stock options shall vest 25% per year for four (4) years and expire on the tenth anniversary of the grant date. Restricted stock shall vest 50% after three (3) years, 75% after four (4) years, and 100% after five (5) years.
     4.5 The Company will provide to you all other employee benefits and perquisites generally available to employees of ATMI and ATMI’s subsidiaries of equivalent position, as the same may be in effect from time to time.
     4.6 You shall be eligible to receive additional compensation, including awards of performance bonuses at levels commensurate with employees of ATMI and ATMI’s subsidiaries of equivalent position and grants of employee stock options, in each case in the discretion of the Compensation Committee of the Board of Directors of ATMI. Additional incentive compensation may be earned pursuant to the conditions of the annual letter reflecting your “MBO” goals, typically sent on or about January 1st of the applicable year, or on a later date pursuant to any change in your responsibilities.
     5. Other Activities During Employment.
     5.1 Except with the prior written consent of the ATMI’s Board of Directors, which consent shall not be unreasonably withheld, you will not during the term of this Agreement undertake or engage in any other employment or occupation except as permitted by Section 5.3. This provision shall not be deemed to preclude membership in professional societies, lecturing or the acceptance of honorary positions, or participation in charitable and other community activities, that are in any case incidental to your employment by the Company, which are not adverse or antagonistic to or competitive with the Company or its subsidiaries or affiliates, their business or prospects, financial or otherwise and are consistent with your obligations regarding the confidential, proprietary and trade secret information of the Company and its subsidiaries and affiliates.
     5.2 Except as permitted by Section 5.3, you will not assume or participate in, directly or indirectly, any position or interest adverse or antagonistic to the Company or its subsidiaries or affiliates, their business or prospects, financial or otherwise, or take any action towards any of the foregoing.
     5.3 During the term of your employment by the Company, except on behalf of the Company or its subsidiaries or its affiliates, you will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever which directly competes with the Company or its subsidiaries or affiliates, in any part of the world, in any line of business engaged in (or planned to be engaged in) by the Company or its subsidiaries or affiliates (or any successor to their business). With respect to any company or partnership which directly competes with the Company or its subsidiaries or affiliates, in any part of the world, in any line of business engaged in (or planned to be engaged in) by the Company or its subsidiaries or affiliates (or any successor to their business), this Section 5.3 shall not prohibit you from owning (i) as a passive investor only, an aggregate of not more than one percent (1%) of the total stock or equity interests of such company or partnership if the same are publicly traded, or (ii) stock or equity interests of such company or partnership through mutual funds or other similar investment vehicles over which you retain no investment discretion.
     6. Former Employment.
     6.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Subject to Section 6.2, you represent and warrant that you do not possess confidential information arising out of prior employment (other than with the Company) which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 6.2.
     6.2 If, in spite of the second sentence of Section 6.l, you should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, you will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of your former employers; but during your employment by the Company, you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain or is legally obtainable.
     7. Confidentiality.
     7.1 You recognize that during the course of your employment by the Company, you may have had or may have in the future access to confidential or proprietary information, including, but not limited to, business documents or information, research and marketing data, customer lists, computer programs, processes, techniques, know-how, trade secrets, formulae, manufacturing processes and inventions, as well as certain information concerning employees, partners or customers of the Company. This information shall be known as “Confidential Information” and shall include all information described in the preceding sentence, whether previously existing, now existing or arising hereafter, whether conceived or developed by others or by you alone or with others, and whether or not conceived or developed during regular business hours. Confidential Information does not include information that is part of the public domain or generally known within the relevant industry through no fault of yours, or that has been lawfully disclosed to you by a third party.
     7.2 Subject to Section 7.4 hereof, you will not, either during the term of your employment with the Company or thereafter, remove, disclose or cause the disclosure of any Confidential Information except as removal or disclosure may be required or appropriate in connection with your work for the Company. You will take all reasonable steps necessary to ensure that Confidential Information in your possession will not become known to third parties without the Company’s prior written approval except in the proper conduct of your duties.

     7.3 Subject to Section 7.4 hereof, you will not, either during the term of your employment with the Company or thereafter, use or cause the use of Confidential Information either for the benefit of yourself or for the benefit of anyone other than the Company, directly or indirectly, unless you have prior authorization from the Company.
     7.4 The provisions of this Section 7 shall not prohibit you from disclosing Confidential Information to the extent required by law or regulation or any court order or any government or administrative agency order provided that, in the event that any such disclosure is required, you give to the Company prompt notice thereof and cooperate as reasonably requested by the Company with any actions to limit or prevent such disclosure or to obtain a protective order or similar arrangement.
     8. Post-Employment Activities.
     8.1 You understand and acknowledge that the provisions of this Section 8 are necessary to protect the legitimate business interests of the Company and are fair and reasonable for numerous reasons, including your receipt of the specific consideration expressed in the second paragraph of this Agreement. In addition, as a result of your executive position with the Company, you have had, and will continue to have, access to significant confidential, proprietary or trade secret information of the Company, so that, if you were employed by a competitor of the Company, there would be a substantial risk to the Company of your use of its confidential, proprietary or trade secret information. Based on the foregoing, for a period of twelve (12) months after the termination of your employment with the Company, absent the Company’s prior written approval (with concurrence from the Board of Directors of ATMI), you will not directly or indirectly:
     (a) render any services to, or engage in any activities for, any other person, firm, corporation or business organization which is a supplier of specialty materials to the semiconductor industry, which services or activities relate to any product, process, technology or service, in existence or under development which substantially resembles or competes with a product, process, or service of the Company in existence or under development upon which you worked or exercised supervisory responsibility at any time during the two (2) years prior to the termination of your employment with the Company;
     (b) solicit employees of the Company to leave their employ or offer or cause to be offered employment to any person who is or was employed by the Company at any time during the six (6) months prior to the termination of your employment with the Company; the foregoing does not apply to employees who have been terminated by ATMI, its subsidiaries or affiliates or to your use of general advertising which is not specifically directed at ATMI employees;
     (c) entice, induce or encourage any of the Company’s other employees to engage in any activity which, were it done by you, would violate any provision of this Section 8; or

     (d) otherwise attempt to interfere with or disrupt the business or activities of the Company or its subsidiaries or affiliates after written notice and a 60-day cure period.
     8.2 Upon your written request to the Company specifying the activities proposed to be conducted by you, the Company may in its discretion, subject to the concurrence of the Board of Directors of ATMI, give you written approval(s) to engage personally in any activity or render services referred to in Section 8.l upon receipt of written assurances (satisfactory to the Company and its counsel in their discretion) from you and from your prospective employer(s) that the integrity of the provisions of Section 7 and Section 8.l will not in any way be jeopardized or violated by such activities; provided, however, the burden of so establishing the foregoing to the satisfaction of the Company and said counsel shall be upon you and your prospective employer(s). Failure of the Company to respond to such written request shall be deemed a rejection of such request.
     9. Remedies. Your duties under Section 7 and Section 8 shall survive termination of your employment with the Company. You acknowledge and agree that any breach by you of any of the provisions of Section 7 or Section 8.1 of this Agreement will result in irreparable and continuing damage to the Company and that a remedy at law for any breach or threatened breach by you of the provisions of Section 7 or Section 8.1 would be inadequate, and you therefore agree that the Company shall be entitled to temporary, preliminary and permanent injunctive relief in case of any such breach or threatened breach. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy available to it at law or in equity, the parties having agreed that all remedies are cumulative.
     10. Miscellaneous.
     10.1 This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties or the business or properties of the Company or any subsidiary or division thereof, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or you. The foregoing shall not limit the entitlement of your estate upon your death (or your legal representative in the event of your disability) to enforce your rights hereunder (including but not limited to your right to payment of amounts provided hereunder) in accordance with the terms hereof.
     10.2 In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. If moreover, any of the restrictions contained in Section 8.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, and hence unenforceable as written, the parties expressly agree that a court may rewrite and modify such provisions so as to be enforceable to the fullest extent compatible with the applicable law as it shall then appear.

     10.3 All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):
     If to the Company:
Advanced Technology Materials, Inc.
7 Commerce Drive
Danbury, CT 06810
Facsimile No. (203)-830-4116
Attention: Tim Carlson, CFO
     If to you:
Ellen Harmon
16 Hillandale Road
Rye Brook, New York 10573
Facsimile No.: (914) 934 — 8826
     10.4 If either party shall waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     10.5 The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.
     10.6 This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed wholly within such jurisdiction. You hereby agree to accept the non-exclusive jurisdiction of the courts of the State of Connecticut, and those of the United States of America situated in the State of Connecticut, for the adjudication of any dispute arising out of this Agreement. You hereby irrevocably (1) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in any Connecticut state court or United States federal court located in Connecticut; (2) consent to the jurisdiction of each such court in any such suit, action, or legal proceeding; (3) waive any objection which you may have to the laying of venue of any such suit, action, or legal proceeding in any of such courts; and (4) agree that Connecticut is the most convenient forum for litigation of any such suit, action or legal proceeding.
     10.7 This Agreement, together with the Proprietary Information and Inventions Agreement, is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the Company and you with respect to the matters covered hereby.
     10.8 This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.
     10.9 You acknowledge that you had the opportunity to have this Agreement reviewed by an attorney of your choosing prior to your execution of this Agreement.
     10.10 You will be entitled to full indemnification with respect to any and all claims and liabilities (and all related legal fees and expenses reasonably incurred by you or on your behalf) asserted against you in your capacity as an officer or director of the Company or ATMI Sub or any subsidiary or affiliate thereof to the maximum extent provided in their charter documents as amended from time to time, copies of which (as to the Company and ATMI Sub) have been provided to you, and in accordance with Delaware law. You will be entitled to coverage as an officer of the Company and ATMI Sub pursuant to director and officer liability insurance coverage obtained by members of the Company on the same basis as such coverage is made available to similarly situated officers of the Company, ATMI Sub and their subsidiaries and affiliates.
     If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this letter.

ATMI, INC.
By:
Name:
Title:

Accepted and agreed: _________________________________________ Ellen Harmon